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                                                                   EXHIBIT 23.1


                              ACCOUNTANTS' CONSENT

The Board of Directors
Harmon Industries, Inc. and Subsidiaries:


We consent to incorporation by reference in the registration statement on Form S-8 of our report dated February 3, 1995 relating to the consolidated balance sheets of Harmon Industries, Inc. and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, and all related schedules, which report appears in the December 31, 1994 annual report on Form 10-K of Harmon Industries, Inc. and subsidiaries.

                                                KPMG Peat Marwick LLP




Kansas City, Missouri
May 23, 1995